UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	December 18, 2015

WRIGHT INVESTORS’ SERVICE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50587	13-4005439
(Commission File Number)	(IRS Employer Identification No.)

177 West Putman Avenue, Greenwich CT	06830
(Address of Principal Executive Offices)	(Zip Code)

(914) 242-5700
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2015 the Company appointed Amit S. Khandwala and Harvey P. Eisen as Co-Chief Executive Officers of its primary operating subsidiary, the Winthrop Corporation (“Winthrop”), effective December 19, 2015.

In addition, effective  December 19, 2015, pursuant to the terms and conditions of his Employment Agreement, which was effective December 19, 2012, Peter M. Donovan will assume the position of Executive Chairman of Winthrop in lieu of the position of Chief Executive Officer of Winthrop.

Mr. Khandwala, 52, is currently the Co-President, Co-Chief Investment Officer and Chief Investment Officer of Global Equities at Winthrop.  Mr. Khandwala received a BS in Economics, Accounting, International Business and Computers from the University of Bombay, India, and an MBA in Investments, Corporate Finance, and International Finance & International Marketing from the University of Hartford. Mr. Khandwala has overall responsibility for US and International equity management including the direction and implementation of quantitative equities research. He also shares overall investment strategy and asset allocation responsibility with Winthrop’s Chief Investment Officer of Global Fixed Income. Additionally, he is the portfolio manager for Wright’s equity products. Mr. Khandwala manages the Mid Core Strategy which received “Manager of the Decade 2014” as well as “Manager of the Decade 2013” award and “Top Guns Bull & Bear Masters – December 2014” for Large Growth Strategy from PSN/Informa. In addition, Mr. Khandwala also received “Best of The Best” award from PSN/Informa for the Large Growth Strategy he manages as of September 2014. Mr. Khandwala has been published in the Journal of Portfolio Management and has been involved in conducting empirical research in finance. He was also responsible for the management of 21 single country and regional funds domiciled in US and in Luxembourg. He is a member of the New York Society of Security Analysts. Mr. Khandwala is quadralingual in English, Hindi, Gujarati and Marathi. In 2006, Mr. Khandwala received the Anchor Award from the University of Hartford as a distinguished alumnus. In 2014 Mr. Khandwala was selected Chairman of the Board of St. Vincent’s Medical Center Foundation. Mr. Khandwala is also a member of the Investment Committee of the St. Vincent’s Medical Center Foundation. Mr. Khandwala holds the Series 65 securities license. Mr. Khandwala joined Wright in 1986 and has 29 years of investment experience.

The Company believes that Mr. Khandwala’s prior experience as Co- President of Winthrop and its wholly-owned subsidiary, Wright Investors’ Service, Inc. each of which have required him to balance the demands of clients and employees, makes him qualified to be Co- Chief Executive Officer of Winthrop.

Mr. Eisen, 73, has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since June 2007 and also has served as its President since July 2007.  Mr. Eisen has served as a director of the Company since 2004.  Mr. Eisen has served as Chairman and Managing Member of Bedford Oak Advisors, LLC, an investment partnership (“Bedford Oak”), since 1998 and Chairman and Director of GP Strategies Corporation, a global performance solutions provider (“GP Strategies”) since 2004.

Mr. Eisen was previously Senior Vice President of Travelers, Inc. and held various executive positions with Primerica, SunAmerica Corp., and Integrated Resources Asset Management.  Mr. Eisen was president and portfolio manager of Eisen Capital Management for 10 years.  He began his career as an analyst with Stifel, Nicolaus & Co. and Wertheim. Mr. Eisen has served on the Strategic Development Board for the Trulaske College of Business, University of Missouri since 1995 where he established the first accredited course on the Warren Buffett Principles of Investing. He also serves on the University’s Investment Advisory Committee.

Mr. Eisen graduated from the University of Missouri at Columbia with a Bachelor of Science in Finance and Economics, and has also received a Master of Science in Commerce from St. Louis University. He is a former Trustee of The Johns Hopkins University, Baltimore, MD. He also served on the Zanvyl Krieger School of Arts and Sciences Advisory Board for Johns Hopkins University as well as the Carey Business School Board of Overseers and the Hopkins Parents Council. Additionally, he is a former Trustee of the Rippowam Cisqua School, Bedford, NY, and the Northern Westchester Hospital Center, Mount Kisco, NY.

Mr. Eisen is qualified to serve on our Board of Directors and brings valuable insight to our Board of Directors as a result of his broad range of business skills and his financial literacy and expertise and executive and management leadership skills. Mr. Eisen honed these skills and expertise during his long and successful business career as Chairman and Managing Member of Bedford Oak,   a Senior Vice President of Travelers and Primerica, as well as his service on other public company and institutional boards

The Company believes that Mr. Eisen’s experience as Chief Executive Officer and President of the Company and his broad range of business skills and his financial literacy and expertise and executive and management leadership skills makes him qualified to be Co- Chief Executive Officer of Winthrop.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRIGHT INVESTORS’ SERVICE HOLDINGS, INC.
Date: December 18, 2015	By:	/s/ IRA J. SOBOTKO
Name: Ira J. Sobotko
Title: Vice President & Chief Financial Officer